Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Yukon New Parent, Inc. on Form S-4 to be filed on or about March 24, 2025 of our reports dated February 13, 2025 and February 20, 2024, on our audits of the consolidated financial statements of 180 Degree Capital Corp. as of December 31, 2024 and December 31, 2023 and for each of the years ended December 31, 2024 and December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 21, 2025